EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Tax-Managed Equity Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
5,635,383.242	176,841.369

Jarold W. Boettcher
For	Against
5,629,898.203	182,326.408

James M. Concannon
For	Against
5,635,383.242	176,841.369

John A. Dillingham
For	Against
5,628,058.173	184,166.438

David P. Gardner
For	Against
5,623,299.868	188,924.743

Joseph Harroz, Jr.
For	Against
5,628,482.665	183,741.946

John F. Hayes
For	Against
5,602,018.348	210,206.263

Robert L. Hechler
For	Against
5,627,621.228	184,603.383

Albert W. Herman
For	Against
5,628,826.847	183,397.764

Henry J. Herrmann
For	Against
5,632,403.417	179,821.194

Glendon E. Johnson, Sr.
For	Against
5,617,173.291	195,051.320

Frank J. Ross, Jr.
For	Against
5,631,804.480	180,420.131

Eleanor B. Schwartz
For	Against
5,633,414.772	178,809.839

Proposal 2:          To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
5,319,143.397	106,105.746	263,148.780